DALE MATHESON
CARR-HILTON LABONTE

CHARTERED ACCOUNTANTS

October 24, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated October 17, 2005, of Oxford Media, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants

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